Exhibit 10.3

AGREEMENT FOR THE SALE AND LEASE OF GROWERS

by and between

HERITAGE GEMSTONE INVESTORS, LLC

and

SCIO DIAMOND TECHNOLOGY CORPORATION

Dated Effective as of December 15, 2014

*Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.

This Agreement for the Sale and Lease Growers (this "Agreement") is made effective as of December 15, 2014 (the "Effective Date"), by and between Heritage Gemstone Investors, LLC, a South Carolina limited liability company ("HGI"), and SCIO Diamond Technology Corporation, a Nevada corporation ("SCIO"). HGI and SCIO are referred to collectively as the "Parties" and individually as a "Party."  The term "Agreement" shall include the Exhibits and Appendices attached hereto. Capitalized terms used in any Appendix but not defined therein shall have the definition given in this Agreement or other Appendix.

Background:

A.            SCIO is a technology leader in lab grown diamonds. SCIO owns technology and intellectual property and possesses expertise to produce high quality gemstone diamonds in rough form and poly-crystal diamond material suitable for industrial applications.

B.            SCIO owns intellectual property used in the manufacture of diamond production machines ("Growers").

C.            SCIO has an outstanding loan agreement with Platinum Capital, LLC. (the "Platinum Loan") with an approximate outstanding balance of $1,600,000.00.

D.            HGI desires to purchase Growers from SCIO, lease such Growers to SCIO, to fund the up-fitting of Growers currently owned and operated by SCIO and contract with SCIO to operate such Growers (the "HGI Growers") under the terms of this Agreement.

E.            HGI also desires to lend funds to SCIO for the purpose of paying off the Platinum Loan (the "Platinum Replacement Financing") and for operating capital ("Non-Revolving Credit Line").  The Platinum Replacement Financing and Non-Revolving Credit Line are addressed in the SCIO Loan Agreement appended hereto as Appendix A.

F.            A member of HGI has also arranged for a related entity, Fairforest of Greenville, LLC, ("Fairforest"), to lease space to SCIO for the Additional HGI Growers (defined below) and future operations of SCIO (the "Fairforest Lease").

The Parties therefore agree as follows:

1            SALE OF GROWERS; PROVISION OF SERVICES

1.1            Purchase of HGI Growers.  HGI has the first right to purchase the next XXXXXX* additional 4" Growers to be leased and operated by SCIO (the "HGI Grower Option") as set forth in this subsection.

(a)            Purchase of Initial HGI Growers.  Simultaneous with the execution of this Agreement, HGI agrees to purchase from SCIO XXXXXX* new 4" Growers (the "Initial HGI Growers") for a price of XXXXXX* per Grower.  Such Initial HGI Growers will be leased to SCIO pursuant to Section 1.7.

(b)            Additional HGI Growers.  Following purchase of the Initial HGI Growers and subject to the availability of up-fitted space at Fairforest, HGI shall have the option to purchase additional 4" Growers (the "Additional HGI Growers") and lease the Additional HGI Growers to SCIO as follows:

*Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.

(i)            The Additional HGI Growers shall be purchased in batches ("Additional HGI Grower Tranche") and HGI shall have an option to purchase with respect to each Additional HGI Grower Tranche.

(ii)            SCIO shall have discretion to determine the size of any Additional HGI Grower Tranche based upon its evaluation and assessment of the market demand for additional Growers and the resulting supply of Products.

(iii)            If HGI exercises its option with respect to any Additional HGI Grower Tranche, in the absence of mutual agreement of the Parties then (A), the number of Growers in any Additional HGI Grower Tranche shall not exceed XXXXXX*, (B) HGI shall not be required to purchase any more than XXXXXX* Additional HGI Grower Tranche in any XXXXXX* month period and (C) all Growers purchased by HGI will be leased to and operated by SCIO pursuant to the terms herein.

(iv)            SCIO shall make a presentation to HGI regarding market demand for each proposed Additional HGI Grower Tranche.

(v)            Following SCIO's presentation of market demand and unless the Parties agree otherwise, HGI shall have thirty (30) days to exercise its option to purchase Growers in any proposed Additional HGI Grower Tranche.

(vi)            The Initial HGI Growers and Additional HGI Growers are collectively referred to herein as the "HGI Growers" or "HGI's Assets."

(c)            Purchase Terms.  In addition to the terms as set forth in this Agreement, the Additional HGI Growers shall be purchased at a price of XXXXXX* per Grower.

(d)            Non-Exercise of HGI Grower Option.  Notwithstanding the above, in the event HGI declines to purchase additional Growers pursuant to any HGI Grower Option, nothing herein shall be construed to limit or preclude SCIO from producing, manufacturing or otherwise obtaining and operating additional Growers (the "SCIO Substitute Growers").  The number of Growers that HGI may purchase under the HGI Grower Option shall be reduced by the number of SCIO Substitute Growers.  "Remaining HGI Grower Option" shall be equal to the HGI Grower Option less (i) the Initial GHI Growers, (ii) any Additional HGI Growers, and (iii) any SCIO Substitute Growers.

(e)            When the number of Growers available for purchase by HGI under the Remaining HGI Grower Option equals zero (0), SCIO shall have the option to extend the terms of this transaction for additional Growers with HGI's agreement.

1.2            Up-fitted Growers.  Upon execution of this Agreement, HGI agrees to pay to SCIO XXXXXX* for the cost of up-fitting XXXXXX* existing 3" Growers to 4" Growers (the "Up-fitted Growers) pursuant to the Up-fitted Grower Financing.  The Up-fitted Growers shall remain the property of SCIO.  SCIO shall be responsible for all costs associated with such up-fitting.

1.3            Lease.

(a)            HGI hereby leases to SCIO, and SCIO hereby leases from HGI the Growers purchased by HGI, according to the terms and conditions set forth in this Agreement.

(b)            Inventory Management.  SCIO shall implement an inventory management process that allocates production revenue and expenses for each HGI Grower that permits the Parties to apportion Gross Profit in accordance with Section 1.7.

1.4            Technology Changes.  If, during the term of this Agreement, SCIO changes its technology requiring alterations to existing Growers, HGI has the right to upgrade or replace the then-existing HGI Growers to comply with the new technology, but such upgrade or replacement shall not extend the term of this Agreement.  If HGI upgrades or replaces the then-existing HGI Growers to comply with the new technology, the costs associated therewith shall be deemed part of the sales price for the Grower and any increased production capacity or enhanced revenue generated by the new technology shall be apportioned with Section 1.7.  If HGI declines to upgrade or replace the then-existing HGI Growers to comply with the new technology, SCIO may upgrade the then-existing HGI Growers at SCIO's expense and any increased production capacity or enhanced revenue generated by the new technology shall be retained by SCIO and shall not be subject of the apportionment of Gross Profit under Section 1.7.

1.5            Ownership of HGI Growers.  HGI will own and lease the HGI Growers to SCIO for the term of this Agreement.  At the end of the Term, ownership of the HGI Growers shall transfer to SCIO for no additional consideration.  The HGI agrees to execute any documents and take any action necessary to effect such transfer of ownership.  During the term of this Agreement, SCIO will ensure that every Grower is designated as SCIO or HGI-owned in some consistent manner.

1.6            Commencement of Services.  SCIO's provision of Services hereunder commences immediately upon the earlier of successful installation of an Initial HGI Grower or revision to the Up-fitted Growers.

*Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.
1.7            Lease Payments.

(a)            HGI Growers.  In consideration of the lease of the HGI Growers to SCIO, SCIO shall pay to HGI an amount equal to Monthly Grower Average multiplied by the number of HGI Growers multiplied by XXXXXX* until HGI is repaid the sales price paid for each HGI Grower pursuant to each Purchase Agreement ("HGI Grower Recapture").  Such payments shall be paid by the fifteenth (15th) day of the calendar month following the month of sale of the Product.  Upon payment of HGI Grower Recapture, SCIO shall pay to HGI an amount equal to Monthly Grower Average multiplied by the number of HGI Growers multiplied by XXXXXX* ("HGI Grower Return").  HGI Grower Recapture and HGI Grower Return shall collectively be "HGI Grower Payments."  None of the HGI Grower Payments shall be considered as repayment of SCIO's obligations under the SCIO Loan Agreement.

(b)            Up-fitted Growers.  In the event the HGI repays the amount owed under the SCIO Loan Agreement on or before the start of the nineteenth (19th) month following the Term Commencement Date, SCIO shall pay to HGI on a monthly basis an amount equal to Monthly Grower Average multiplied by the number of Up-fitted Growers multiplied by XXXXXX* for XXXXXX* years after each up-fitted Grower is placed into service.  If SCIO fails to repay the SCIO Loan Agreement within the period set forth in the preceding sentence, SCIO shall continue to pay to HGI the monthly payment equal to Monthly Grower Average multiplied by the number of Up-fitted Growers multiplied by XXXXXX* for an additional XXXXXX* months.

(c)            For purposes of this subsection, the following definitions shall apply:

(i)            "Gross Profit" shall mean the total sales revenue from Products less Operation Costs associated with producing the Products and operating Growers.  For purposes of calculating Gross Profit, the Parties will not consider any Growers operated by the Grace Rich Joint Venture.

(ii)            "Products" means rough gem stones and poly-crystal diamonds produced by and attributed to each Grower.

(iii)            "Operation Costs" means SCIO's actual costs directly related to the creation of diamond material from and operating the Growers, but in the absence of mutual agreement by the Parties, Operation Costs shall be no less than XXX%* and no greater than XXX%* of total sales revenue from Products generated by the Growers.    The Parties acknowledge that Operation Costs may include, without limitation, material and supplies including diamond seed material and gasses, Grower repairs and maintenance, laser and fabrication costs, electrical and utility costs and leases, labor, benefits and employee expenses directly involved in production of the material, facility rent or lease and up-fit costs, depreciation expense of facility assets, business insurance, permits, taxes and fees directly related to the production facility and Scio owned assets in facility, property taxes on facility up-fit costs borne by Scio, shipping, customs, import duties and research and development costs as applied to grower operations and improvements.

(iv)            "Monthly Grower Average" means the total Gross Profit for Growers operated by SCIO divided by the total number of Growers operated by SCIO calculated on a monthly basis.

(d)            Growers deployed during the last fifteen (15) days of a month shall be disregarded during the month of deployment in the calculation of the lease payments, including the calculation of the components that support the lease payments, under Section 1.7.

(e)            No Claim to Other Revenue.  The Parties acknowledge that SCIO may generate revenue from sources other than sales of Products attributable to the HGI Growers and Up-fitted Growers, including without limitation, revenues from joint ventures that may engage in secondary sales of Products made by HGI Growers and Up-fitted Growers ("Other Revenues").  HGI's right to Gross Profit shall be limited to the initial sale of any Product made by HGI Growers and Up-fitted Growers and HGI shall have no claim or right to any share of Other Revenues generated by SCIO.    HGI shall have no right to receive Gross Profit from HGI Growers or Up-fitted Growers upon termination of this Agreement.

1.8            Standard of Performance.  SCIO will perform all its obligations hereunder (the "Services") in accordance with the terms of this Agreement, in accordance with the best practices, methods and standards of safety and performance as are commonly employed by operators of businesses similar to HGI's Assets, and in accordance with applicable statutes, rules, codes and regulations and standard practices of the relevant industries, as may be amended from time to time (collectively, the "Applicable Laws"), and with such consents, permits, licenses, rights of way, filings, all governmental consents and approvals, environmental permits, orders or other approvals, affecting or necessary for the performance of the Services and operation of HGI's Assets (collectively, the "Approvals").

1.9            HGI Rights of Inspection. HGI and its authorized representatives ("HGI Representatives") shall have access at all times to HGI's Assets and, upon reasonable notice, and as set forth in Sections 1.10 and 1.11 below, to documents, materials, records and accounts relating to operations, all for the purposes of inspection and review.  During any inspection or review, HGI and HGI Representatives shall conduct any inspection or review in a manner designed to result in not unreasonable interference with SCIO's activities.  SCIO shall cooperate with HGI in allowing HGI Representatives access to HGI's Assets.

1.10            Operating Records and Reports. From and after the commencement of Services under this Agreement, and for at least twelve months following the applicable calendar year SCIO shall establish and maintain, in detail sufficient to allow full analysis of HGI's Assets and Services, such books, operating logs, records, accounts and reports documenting the administration, operation and maintenance of HGI's Assets (collectively, the "SCIO Records").  Complete production records will be kept in such a way that Products from the HGI's Assets can be traced from Grower Batch to its sale by a unique identifier.  Product Prices shall be kept and recorded for each individual Grower.  HGI shall be provided with comprehensive records of materials from each HGI Grower and the manner in which its share of the revenue from that Grower has been calculated.  The SCIO Records shall be maintained in accordance with its past practices applied consistently from year to year in accordance with good industry practices.

1.11            Ownership of Growers.  The HGI Growers, together with any other devices, instruments or equipment provided to SCIO in connection therewith shall at all times be the sole and exclusive property of HGI and SCIO shall not have any right, title or interest therein or thereto except SCIO's limited right of use subject to the terms and conditions of this Agreement.  PROVIDED, FURTHER, that: (i) except pursuant to the SCIO Loan Agreement, SCIO shall keep the HGI Growers at all times free and clear from all claims, levies, liens, encumbrances and process and shall give HGI immediate notice of any such attachment or other judicial process affecting the Growers; (ii) SCIO shall keep such HGI Growers only at such location as designated in this Agreement; (iii) HGI shall be entitled to file such financing statements and other documents it deems necessary to evidence its interest in the HGI Growers; and (iv) if at any time during the Term HGI supplies SCIO with labels, plates or other markings, stating that the HGI Growers are owned by HGI, SCIO shall affix and keep the same upon a permanent place on the Growers.

1.12            Use of HGI Growers; Inspection and Compliance.  SCIO shall: (i) use the HGI Growers in a careful and proper manner and shall make no alterations, additions or improvements thereto without prior written consent of HGI; and (ii) comply with and conform to all federal, state and laws, regulations, rules and ordinances in any way relating to the possession, use or maintenance of the HGI Growers, including, without limitation, maintaining any licenses required by any such authority.

1.13            Maintenance.  HGI shall have no responsibility for repairs to or replacement of all or any portion of the Growers for damage caused by vandalism or the intentional or negligent acts or omissions of SCIO or its representatives, employees, agents, licensees or invitees, such repairs or replacements and the costs thereof being the sole responsibility of SCIO.

1.14            Insurance.  SCIO, at SCIO's own cost and expense, shall maintain, at all times during the Term with respect to such Grower, insurance against all risks of loss or damage by fire and such other risks as are covered by endorsement commonly known as supplemental or extended coverage for not less than the replacement value of such Grower.  HGI shall be listed as an additional insured and/or loss payee on all such insurance policies; (ii) all such policies shall be written by companies reasonably satisfactory to HGI, and certificates showing such coverage to be in effect shall be furnished to HGI upon request; and (iii) the proceeds of such insurance, at the option of the HGI, shall be applied (a) toward the replacement, restoration or repair of the Grower or (b) toward payment of the obligations of SCIO hereunder.

1.15            DISCLAIMER OF WARRANTIES.  HGI MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE HGI GROWERS THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE.

2	SERVICES; OTHER OBLIGATIONS

2.1            Scope of Services.  SCIO agrees to lease the HGI Growers and perform the Services in accordance with the terms and conditions of this Agreement.

2.2            SCIO Access Rights.  From and after the commencement of operations under this Agreement, subject to the terms of this Agreement and for the duration of the Term, HGI hereby gives SCIO the non-exclusive right to access and enter HGI's Assets relating to the business described herein and for the purposes set forth in this Agreement.  During the term of this Agreement, SCIO shall have primary care, custody and control over, HGI's Assets and the performance of the Services.

2.3            Continuous Obligation. SCIO hereby acknowledges and agrees that its primary duty and obligation hereunder is to provide Services to HGI in a continuous and uninterrupted fashion, by such means, methods or instrumentalities that will best meet the objectives of HGI, this Agreement, and this Section 2.

2.4            Subcontracts.  SCIO may subcontract with qualified subcontractors, including affiliates of SCIO, for such routine or non-routine work as is necessary to perform the Services and certain administrative office functions for HGI's Assets.  Subcontracting shall not relieve SCIO of any of its duties hereunder.

*Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.

2.5            Licenses and Permits.

(a)            SCIO shall review and shall keep current with the requirements of all federal, state and local laws, codes, regulations, ordinances and all other governmental requirements applicable to the operation and maintenance of HGI's Assets, including without limitation, all necessary permits, licenses, bonds and Approvals (and renewals of the same) (collectively, the "Licenses and Permits").

(b)            SCIO shall be responsible for securing and complying with all Licenses and Permits, in all respects.

(c)            SCIO shall initiate and maintain precautions and procedures necessary to comply with, and shall itself comply with, the provisions of all federal, state and local laws, codes, regulations, ordinances or other governmental requirements applicable to HGI's Assets and the Services, including those related to prevention of injury to persons or damage to property.

3	HGI RESPONSIBILITIES

3.1            Capital and Operational Requirements.  HGI is solely responsible for all capital requirements necessary to exercise any HGI Grower Option and to purchase the HGI's Assets.

3.2            Reasonable Reliance.  Subject to its compliance with the SCIO Standard of Performance, SCIO shall be entitled reasonably to rely upon the information provided by HGI in its performance of the SCIO Services.

3.3            HGI Breach.  In the event of a material breach by HGI of any of its obligations under this Section 3, SCIO shall be entitled to suspend Services for HGI's Assets to the extent prevented or restricted in performing the Services for HGI's Assets by such breach.

4            RESERVED

5            SCIO REVERSION AND PURCHASE RIGHTS

5.1            SCIO Reversion Rights.  Upon expiration of the Term of this Agreement and subject to HGI's rights under the SCIO Loan Agreement, the HGI Growers shall automatically become the property of SCIO.  SCIO shall be required to pay the Buy-Out Price prior to reversion of the Growers to SCIO if the Agreement is terminated for any of the following:  (a) a breach by SCIO pursuant to Section 7.2(b) or (b) bankruptcy filing by SCIO pursuant to Section 7.2(a)(i).

5.1            SCIO Purchase Rights.

(a)            Upon payment to HGI of an amount equal to the Buy-Out Price in connection with the HGI Growers at any time during this Agreement, SCIO shall be deemed to have repurchased the HGI Growers and title to the HGI Growers shall automatically become the property of SCIO.  "Buy-Out Price" means an amount equal to the sum of:

(1)  HGI Grower Recapture;

(2) For any Grower for which HGI has already exercised an HGI Grower Option, the net present value of the expected Gross Profit stream to HGI at the time of the buyout and for the remainder of the ten-year term of this Agreement; and

(3) For any Remaining HGI Grower Option, the net present value of the expected Gross Profit stream to HGI at the time of the buyout these Additional HGI Growers would have produced from the date of the buyout through the remainder of the ten-year term of this Agreement, provided, however that the Additional HGI Growers subject to the Remaining HGI Grower Option shall be excluded from the calculation of the Buy-Out Price (i) if Fairforest lacks available space, (ii) if the Fairforest Lease is terminated, or (iii) if HGI declines to exercise its HGI Grower Option in connection with the two Additional HGI Grower Tranches immediately preceding SCIO's exercise of a purchase right under Section 5.2 and

(4) Any balance due to HGI on the SCI Loan Agreement.

(b)            Net Present Value Calculation.  For purposes of calculating net present value in this subsection, the Gross Profit stream shall be calculated using an interest rate equal to LIBOR at the time of the buyout, and the average Gross Profit of HGI Growers since the date of this Agreement.

5.3            First Right.  HGI may sell the HGI Growers to a third party upon receiving approval from SCIO for sale to the specified third party, provided, however that HGI must first offer SCIO the opportunity to purchase the HGI Growers at a price equal to the lesser of (i) the third party offer or (ii) the amount due under the terms provided at Section 5.2 above.  Any subsequent purchaser of the HGI Growers must agree to be bound to the terms of this Agreement.

6            LIMITATIONS ON AUTHORITY

6.1            No Authority to Bind. Notwithstanding any provision in this Agreement to the contrary, unless previously expressly approved in writing by HGI, neither SCIO nor any agent of SCIO, representative of SCIO, nor any SCIO personnel shall have any right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of HGI.

6.2            Independence of Parties.  SCIO shall act as an independent contractor of HGI with respect to the performance of its obligations hereunder.  Neither SCIO nor its affiliates, employees, subcontractors, vendors or suppliers, or the employees of any such parties employed in connection with the provision of Services hereunder shall be deemed to be agents, representatives, employees, or servants of HGI.  This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association of profit between HGI and SCIO.

7            TERM AND REMEDIES

7.1            Term of Agreement. This Agreement shall become effective upon the commencement of Services and, if not earlier terminated pursuant to this Section 7, the term of this Agreement shall be the earlier of ten (10) years following the date on which HGI receives its initial payment from SCIO in connection with any HGI Grower or Up-fitted Grower (the "Term Commencement Date") or the payment of XXXXXX* to HGI under this Agreement (the "Term").

7.2            Termination.

(a)          Either Party may terminate this Agreement immediately in the event

(i)	of the bankruptcy of the other Party; or

(ii) of the occurrence of a Force Majeure Event that is not remedied within sixty days of its initial occurrence or with diligence cannot be remedied within six months of its initial occurrence.

(b)          In the event of a material breach by either Party in the performance of their respective duties and obligations in this Agreement, which default remains uncured 60 days after written notice thereof from the non-defaulting Party, the non-defaulting Party may terminate this Agreement upon ten (10) days' written notice.

7.3            Default and Remedies. On the occurrence of: (i) SCIO's failure to pay any amount herein provided within sixty (60) days after the same is due and payable and written notice thereof from HGI; (ii) SCIO's failure to observe, keep or perform any of the provisions of this Agreement required to be observed, kept or performed by SCIO where such non-performance remains uncured for a period of sixty (60) days from the initial occurrence thereof and written notice thereof from HGI; or (iii) the commencement of any proceeding under United States Bankruptcy Code, as amended, by or against SCIO that is not dismissed within sixty (60) days after the commencement thereof, or if SCIO is adjudged insolvent, or if the SCIO makes any assignment for the benefit of its creditors, or if a writ of attachment or execution is levied on the HGI Grower and is not released or satisfied within ten (10) days thereafter, or if a receiver is appointed in any proceeding or action to which SCIO is a party with authority to take possession or control of any item or items of the HGI Grower; HGI shall have the following rights and remedies upon ten (10) days' written notice, such rights and remedies being cumulative and non-exclusive and in addition to those available under any other Agreement between the parties or otherwise available at law or in equity:

(a) To terminate this Agreement terminate any or all leases of any Growers hereunder, and/or declare the entire amount of any amounts under any or all of the foregoing to be immediately due and payable without notice or demand to SCIO; and

(b)            To the fullest extent permitted by law, to take possession of any or all of the HGI Growers, without demand or notice, wherever same may be located, without any court order or other process of law; PROVIDED, FURTHER, that SCIO hereby waives any and all damages occasioned by such taking of possession unless caused by HGI's gross negligence or willful misconduct.

8            INSURANCE

8.1            HGI's Insurance.  Beginning on the commencement of Services and continuing for the Term of this Agreement, HGI shall procure and maintain in full force and effect, at HGI's cost, all risk property and business interruption insurance in an amount equal to the replacement cost of HGI's Assets.

8.2            SCIO's Procurement of Insurance.  Beginning on the commencement of Services and continuing for the Term of this Agreement, SCIO shall procure and maintain in full force and effect, insurance coverage for SCIO's Services under this Agreement.

8.3  Evidence of Insurance.  SCIO shall provide to HGI certificates of insurance evidencing the required insurance as HGI may reasonably specify.

8.4  Endorsements.  Each of the required policies shall be endorsed to provide that the other party requiring the insurance hereunder be given thirty days advance notice of cancellation or material change.

9            RESERVED

10            INDEMNIFICATION

10.1
By SCIO. SCIO shall indemnify, defend and hold harmless HGI, its partners, members, lender, and their respective officers, directors, employees, agents, affiliates and representatives (the "HGI Indemnified Parties"), from and against any and all suits, sanctions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including, but not limited to, attorneys' fees and expenses, for injury to or death of persons, or loss of or damage to property, or infringement or unauthorized disclosure or use of any trade secret, patent, copyright or trademark, of persons other than HGI, to the extent arising out of or in any way connected with, the acts of SCIO or anyone acting on SCIO's behalf and not covered by insurance required by this Agreement.

10.2
By HGI. HGI shall indemnify, defend and hold harmless SCIO, its officers, directors, employees, agents, affiliates and representatives (the "SCIO Indemnified Parties"),  from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including, but not limited to, attorneys' fees and expenses, for injury to or death of persons, or loss of or damage to property, of persons other than SCIO, to the extent determined in a judgment of a court of competent jurisdiction to have arisen as a result of any negligence of the HGI.

11            LIMITATION OF LIABILITY

11.1
Survival.  The provisions of this Article 11 shall survive termination, cancellation or expiration of this Agreement. The Parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement.

12            CONFIDENTIALITY

12.1
Proprietary Information.  HGI and SCIO agree to each hold confidential and proprietary, for a period of six years from the date of disclosure, but in any event for the duration of the Term, except as may be reasonably necessary from time to time to perform the Services hereunder, any proprietary or trade secret information supplied to the other, or designated as confidential.  The provisions of this Section 12.1 shall not apply to information within any one of the following categories or any combination thereof: (a) information which was in the public domain prior to the receipt thereof or which subsequently becomes part of the public domain by publication or otherwise except by the recipient's wrongful act; (b) information which the recipient demonstrates was lawfully in his possession prior to receipt thereof through no breach of any confidentiality obligation; (c) information received from a third party having no obligation of confidentiality with respect thereto; or (d) information required to be divulged pursuant to law or court order.

12.2
Nondisclosure Agreements.  All nondisclosure or confidentiality agreements between the Parties are incorporated into this Agreement and shall remain in effect through the term of this Agreement.  The Parties further agree to require its contractors, subcontractors, employees, agents to enter into such appropriate nondisclosure agreements relative to such confidential information, prior to their receipt thereof.

13            RESERVED

14            ARBITRATION

Any dispute between HGI and SCIO arising under this Agreement which cannot be resolved by agreement of the Parties shall be submitted to final and binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either Party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with a copy to the other Party.  The Parties will cooperate with one another in selecting an arbitrator and in scheduling the arbitration proceedings. The Parties covenant that they shall participate in the arbitration in good faith, and that they shall share equally in its costs; provided, however, that the prevailing party in any action brought pursuant to this Section 14 shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the losing party. The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.  Nothing contained in this Section shall limit a party's right to seek an injunctive order to enforce, or prevent any violations of, the provisions of this Agreement.

15            FORCE MAJEURE

15.1
  Force Majeure Event.  "Force Majeure Event" means any act or event beyond the reasonable control of the Party affected that delays or prevents HGI or SCIO from timely performing obligations under this Agreement (other than the payment of monies due) or complying with conditions required under this Agreement if such act or event is beyond the reasonable control of the Party relying thereon as justification for such delay, non-performance or non-compliance, including, but not limited to, Act of God or the elements, drought, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, strike or labor difficulty, curtailment of supply, change of law, inability to obtain and maintain rights-of-way, permits, licenses, and other required authorizations from any local, state, or federal agency or person to provide Services hereunder and restraint by court, or restraint or restriction imposed by law or by rule, regulation, or other acts of governmental authorities, whether federal, state or local.

15.2
Excused Performance.  Except for the obligations of either HGI or SCIO to make payments under this Agreement for amounts due prior to the occurrence of a Force Majeure Event, either Party shall be excused from performance and shall not be considered to be in default in respect to any obligation hereunder, if and to the extent failure of performance shall be due to a Force Majeure Event.  Neither Party shall be required to prevent or settle a strike against its will. The burden of proof shall be on the Party asserting excuse from performance due to a Force Majeure Event.

15.3
Notice. If SCIO's or HGI's ability to perform its obligations under this Agreement is affected by a Force Majeure Event, such Party shall promptly, upon learning of such Force Majeure Event and ascertaining that it will affect its performance hereunder, give notice to the other Party stating the nature of the Force Majeure Event, its anticipated duration and any action being taken to avoid or minimize its effect.

15.4
Scope.  The suspension of performance shall be of no greater scope and no longer duration than that which is necessary. The excused Party shall use all reasonable efforts to remedy its inability to perform.

16            REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to each other Party that (i) such Party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all requisite action, and this Agreement has been duly executed and delivered by such Party, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditor's rights generally and to general principles of equity; (iii) no authorization, consent, approval or order of, notice to, or registration, qualification, declaration or filing with, any governmental authority, is required for the execution, delivery and performance by such Party of this Agreement or the consummation by such Party of the material transactions contemplated hereby; and (iv) none of the execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the consummation of the transactions contemplated hereby, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation or the charter or certificate of formation, as amended, or bylaws, as amended, of such Party or any applicable order, writ, injunction, judgment, or degree of any court or governmental authority against such Party, or any material loan agreement, indenture, mortgage, bond, note, contract or other agreement or instrument to which such Party is a Party or by which it is bound, other than as would not reasonably be expected to have a material adverse effect on such Party's ability to perform, or its performance of, its obligations hereunder.

17            MISCELLANEOUS PROVISIONS

17.1
Assignment.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party hereto, except that this Agreement may be assigned without such consent (i) by SCIO to a successor of SCIO, or to a person acquiring all or a controlling interest in the business assets of SCIO or to a wholly-owned subsidiary of SCIO and (ii) by SCIO in connection with any financing.

17.2	Governing Law. This Agreement shall be governed by the law of the State of South Carolina.

17.3
Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between SCIO and HGI with respect to the subject matter covered hereby and supersedes any and all prior negotiations, representations, agreements or understandings relating hereto.  This Agreement may be amended only by a writing signed by a duly authorized representative of each Party affected by the amendment.

17.4
Waivers.   Any Party may specifically waive any breach of this Agreement by the other Party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

17.5
Notices.  All notices, requests, offers, reports and other communications required or permitted to be made under this Agreement shall be in writing, and shall be given by first class, registered or certified mail, postage prepaid, or by hand-delivered telegram telex, or facsimile copier. All notices shall be addressed to the headquarters of the Parties, and in the absence of intervening notice, as follows:

If to Scio:

Chief Executive Officer
Scio Diamond Technology Corporation
411 University Ridge, Suite D
Greenville, SC 29601

If to HGI:

Heritage Gemstone Investors, LLC
136 Rubiwood Circle
Greer, SC 29651
Attn: Vivian A. Wong

17.6
No Third Party Benefits.  Except with respect to the rights of a lender or trustee (or their agent) pursuant to an assignment for financing purposes as provided in Section 20.1 and for the rights of indemnified parties under Section 13, this Agreement and each and every provision thereof is for the exclusive benefit of the Parties and is not for the benefit of any third party.

17.7
Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired, or invalidated.

17.8	Headings. The headings herein in this Agreement are for reference only and shall not affect the construction of this Agreement.

17.9	Counterparts. This Agreement may be executed in counterparts, and any number of counterparts signed in the aggregate by the parties hereto shall constitute a single original document.

17.10
Conflict with Appendices. In the event of a conflict, variation or inconsistency between the appendices hereto and the terms and conditions hereof, the latter shall control and be given priority. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, undertakings and agreements. Neither Party will be bound by or deemed to have made in connection herewith any representations, warranties, commitments or undertakings, except those contained herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives effective as of the date set forth below.

SCIO DIAMOND TECHNOLOGY                                                                                                  HERITAGE GEMSTONE INVESTORS, LLC
CORPORATION

______________________________________________                    ________________________________________
Gerald McGuire, President/CEO                                                                                                  Billy J. Coleman, President/CEO

_____________________________________________                        ________________________________________
Bern McPheely, Board Chairman                                                                                                Vivian A. Wong, Board Chairman

Date: ______________________________________                                 Date: _________________________________